Exhibit 4.24

AMENDMENT No 4 TO SUBORDINATED PROMISSORY NOTE

This Amendment No. 4 to Subordinated Promissory Note (the “Amendment”), dated May [30], 2024, is entered into by and between Banzai International, Inc. (the “Company”), Alco Investment Company (the “Holder”) and CP BF Lending, LLC (the “Lender”) (collectively known as the “Parties”).

The Company previously issued a subordinated promissory note (the “Note”) to the Holder in the principal amount of $750,000 with an original issue date of November 16, 2023. The Note states that the maturity date of the Note was April 13, 2024. On April 18, 2023, the Parties entered an amendment to amend the terms of the Note to extend the maturity date to May 31, 2024.

The Parties desire to amend the terms of the Note to extend the maturity date.

The Note provides that the Note may be modified or amended only by a written instrument duly executed by (i) the Company, (ii) the Holder and (iii) the Lender.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. The maturity date of the Note shall be the earlier of (a) August 29, 2024 or (b) the closing of the next transaction (an “Offering”) in which the Company sells for cash any of its common stock (“Common Stock”) or Common Stock equivalents (i) with net proceeds of greater than $4,000,000 or (ii) pursuant to which the Holder acquires Common Stock or Common Stock equivalents in an amount not less than the then-outstanding balance of the Note.

2. If at any time while the Note is outstanding the Company conducts an Offering, then the Holder will be entitled to acquire, upon the terms applicable to such Offering, the aggregate number of shares of Common Stock or Common Stock equivalents acquirable for a purchase price equal to the then- outstanding balance of the Note. If the Company grants, issues or sells any of its Common Stock or Common Stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (“Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon conversion of the then-outstanding balance of the Note into shares of Common Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of the Company’s common stock are to be determined for the grant, issue or sale of such Purchase Rights.

3. All other provisions of the Note remain in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the day and year first above written.

BANZAI INTERNATIONAL, INC.

By:
Name:	Joseph P. Davy
Title:	Chief Executive Officer

ALCO INVESTMENT COMPANY

By:
Name:	Mason Ward
Title:	Chief Financial Officer

CP BF LENDING, LLC

By:	CP Business Finance GP, LLC, its general partner

By:	Columbia Pacific Advisors, LLC, its manager

By:
Name:	Brad Shain
Title:	President

[Signature Page to Amendment No.4 to Subordinated Promissory Note]